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               CONSENT OF INDEPENDENT PUBLIC AUDITORS

                    WITH RESPECT TO FORM S-8


As independent public auditors, we hereby consent to the incorporation by reference of our report, dated February 23, 1996, appearing in the USG Corporation Investment Plan Annual Report on Form 11-K for the year ended December 31, 1995, into USG Corporation's previously filed Registration Statements No. 2-94787 and 33-9948 on Form S-8. It should be noted that we have not examined any financial statements of the Investment Plan subsequent to December 31, 1995, or performed any audit procedures subsequent to the date of our report.


/s/ Hill, Taylor & Co.


Chicago, Illinois
February 23, 1996

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